APPENDIX A

ANALYTIC INVESTORS, LLC

INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST1

Wells Fargo Factor Enhanced Emerging Markets Fund

Wells Fargo Factor Enhanced International Fund

Wells Fargo Factor Enhanced Large Cap Fund

Wells Fargo Factor Enhanced Small Cap Fund

Wells Fargo Large Company Value Fund

Wells Fargo Low Volatility U.S. Equity Fund

Appendix A amended:   May 17, 2017

SCHEDULE A

ANALYTIC INVESTORS, LLC

INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 1st day of November, 2016, and amended as of the 17th day of May, 2017, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Analytic Investors, LLC (the “Sub-Adviser”).

            WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively, the “Funds”); and

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on this Schedule A;

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of each Fund throughout the month:

Funds Trust Funds[2]	Fee as % of Avg. Daily Net Assets
Wells Fargo Factor Enhanced Emerging Markets Fund	0.00
Wells Fargo Factor Enhanced International Fund	0.00
Wells Fargo Factor Enhanced Large Cap Fund	0.00
Wells Fargo Factor Enhanced Small Cap Fund	0.00
Wells Fargo Large Company Value Fund	First 100M Next 200M Over 300M	0.25 0.20 0.15
Wells Fargo Low Volatility U.S. Equity Fund	First 750M Over 750M	0.20 0.12

            If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Fund.

The foregoing fee schedule is agreed to as of May 17, 2017 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By: _________________________________________

        Paul Haast

        Senior Vice President

ANALYTIC INVESTORS, LLC

By: _________________________________________

        Kathi Dutton

        Chief Administrative Officer

1. On May 17, 2017 the Board of Trustees of Wells Fargo Funds Trust approved the establishment of the Factor Enhanced Emerging Markets Fund, Factor Enhanced International Fund, Factor Enhanced Large Cap Fund and Factor Enhanced Small Cap Fund, effective in August 2017.

2. On May 17, 2017 the Board of Trustees of Wells Fargo Funds Trust approved the establishment of the Factor Enhanced Emerging Markets Fund, Factor Enhanced International Fund, Factor Enhanced Large Cap Fund and Factor Enhanced Small Cap Fund, effective in August 2017.